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                               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): July 8, 2005



                              Eastman Kodak Company
               (Exact name of registrant as specified in its charter)



New Jersey                            1-87                 16-0417150
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(State or Other Jurisdiction       (Commission           (IRS Employer
    of Incorporation)             File Number)      Identification No.)


                                343 State Street,
                            Rochester, New York 14650
            (Address of Principal Executive Office) (Zip Code)


      Registrant's telephone number, including area code (585) 724-4000
                                                          -------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities
      Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Securities
      Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c)under the
      Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation
        under an Off-Balance Sheet Arrangement of a Registrant.

On July 8, 2005, Eastman Kodak Company ("Kodak") refinanced indebtedness outstanding under its 364-day revolving credit facility, which expired on its stated termination date of July 8, 2005. The $1 billion indebtedness, originally incurred to finance Kodak's acquisition of Creo Inc., was refinanced under Kodak's existing five-year revolving credit facility as a eurodollar loan with a three-month interest period at a rate of 4.31%. Kodak anticipates that the indebtedness will be refinanced with longer-term debt at a later date.

The $1.225 million five-year credit facility will expire on July 13, 2006, and all amounts borrowed under the facility are payable on that date. Kodak also has issued approximately $135 million in letters of credit under the facility. Interest on amounts borrowed is payable from time to time, generally at the end of the applicable interest period. Kodak's obligations under the credit agreement would be accelerated upon certain bankruptcy or insolvency events, and may be accelerated upon the occurrence of other events of default under the credit agreement, such as non-payment of principal, interest or fees when due, or failure to comply with affirmative and negative covenants.

The five-year credit agreement, as amended, is an exhibit to Kodak's 2004 Form 10-K, incorporated by reference to the Eastman Kodak Company Current Report on Form 8-K dated October 6, 2003, as filed on October 7, 2003, Exhibit 4E.


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                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           EASTMAN KODAK COMPANY



                                           By: /s/ Richard G. Brown, Jr.
                                           -----------------------------
                                           Richard G. Brown, Jr.
                                           Controller

Date:  July 14, 2005